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Exhibit 4.1

FASTCLICK.COM, INC.

INVESTORS' RIGHTS AGREEMENT

September 27, 2004

INVESTORS' RIGHTS AGREEMENT

        This INVESTORS' RIGHTS AGREEMENT is made as of the 27th day of September, 2004, by and among Fastclick.com, Inc., a California corporation (the "Company"), the investors listed on Schedule A hereto, each of which is herein referred to as an "Investor," and the shareholders listed on Schedule B hereto, as amended from time to time, each of which is herein referred to as a "Restricted Person."

RECITALS

        WHEREAS, the Company and the Investors are parties to that certain Recapitalization Agreement dated as of September 9, 2004 (the "Series A Agreement");

        WHEREAS, as a condition of the obligations of, and an inducement to, the Investors to consummate the purchase of Series A Preferred Stock contemplated by the Series A Agreement, this Agreement shall be executed and delivered;

        NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:

        1.    Registration Rights.    The Company covenants and agrees as follows:

          1.1.    Definitions.    For purposes of this Agreement:

            (a)   The term "Act" means the Securities Act of 1933, as amended.

            (b)   The term "Common Stock" shall mean the Common Stock of the Company.

            (c)   The term "Form S-3" means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

            (d)   The term "Holder" means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.13 hereof.

            (e)   The term "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

            (f)    The term "Person or Persons" shall mean an individual, corporation, partnership, joint venture, trust, or unincorporated organization, or a government or any agency or political subdivision thereof.

            (g)   The term "Qualified Public Offering" shall mean a fully underwritten, firm commitment public offering pursuant to an effective registration under the Act covering the offer and sale by the Company of its Common Stock in which the aggregate net proceeds to the Company equal or exceed $50,000,000, in which the price per share of such Common Stock equals or exceeds $70.38 per share (such price subject to equitable adjustment in the event of any stock split, stock dividend, combination, reorganization, reclassification or other similar event).

            (h)   The term "register", "registered," and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

            (i)    The term "Registrable Securities" means (i) the Common Stock issuable or issued upon conversion of the Series A Preferred Stock, (ii) any other Common Stock (including Common Stock issuable upon the conversion, exercise or exchange of any warrant, right or other security convertible thereinto or exercisable or exchangeable therefor) acquired by an Investor, including, without limitation, pursuant to Section 2.4 and Section 3.1 of this Agreement, and (iii) any Common Stock issued as (or issuable upon the conversion, exercise or exchange of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the shares referenced in (i) and (ii) above, excluding in all cases, however, any Registrable Securities (a) sold by a person in a transaction in which the rights under this Section 1 are not assigned, (b) registered under the Act pursuant to an effective registration statement filed thereunder and disposed of in accordance with the registration statement covering them, or (c) publicly sold pursuant to Rule 144 under the Act.

            (j)    The number of shares of "Registrable Securities then outstanding" shall be determined by the number of shares of Common Stock then outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable, exchangeable or convertible securities which are, Registrable Securities

            (k)   The term "SEC" shall mean the Securities and Exchange Commission.

            (l)    The term "Series A Directors" shall have the meaning ascribed to it in the Company's Articles of Incorporation, as amended from time to time.

            (m)  The term "Series A Preferred Stock" shall mean the Series A Convertible Preferred Stock of the Company.

          1.2.    Request for Registration.

            (a)   If the Company shall receive at any time after the earlier of (i) September 15, 2007, or (ii) six (6) months after the effective date of the first registration statement for a public offering of securities of the Company, a written request from the Holders (other than the Restricted Persons) of one-third (1/3) of the Registrable Securities then outstanding and owned by such Holders that the Company file a registration statement under the Act covering all or any portion of the registration of Registrable Securities, then the Company shall:

                (i)  within ten (10) days of the receipt thereof, give written notice of such request to all Holders, and such Holders shall then be entitled within twenty (20) days thereafter to request the Company to include in the requested registration all or any portion of their shares of Registrable Securities; and

               (ii)  effect as soon as possible the registration under the Act of all Registrable Securities which the Holders request to be registered, subject to the limitations of subsection 1.2(b).

    Notwithstanding anything to the contrary contained herein, no request may be made under this Section 1.2 within 180 days after the effective date of any registration statement on Form S-1 filed by the Company.

            (b)   If the Holders initiating the registration request hereunder ("Initiating Holders") intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to subsection 1.2(a) and the Company shall include such information in the written notice referred to in subsection 1.2(a). The underwriter will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include such Holder's Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein.

    All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1.4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1.2, if the managing underwriter(s) advises the Company and the Initiating Holders that marketing factors require the limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, as follows: the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders in proportion (as nearly as practicable) to the amount of Registrable Securities owned by each such Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

            (c)   The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2 after the Company has effected two (2) registrations pursuant to this Section 1.2; provided, however, that such obligation shall be deemed satisfied only when a registration statement covering all shares of Registrable Securities specified in notices received as aforesaid for sale in accordance with the method of disposition specified by the requesting holders shall have become effective or if such registration statement has been withdrawn prior to the consummation of the offering at the request of the holders of Registrable Securities (other than as a result of a material adverse change in the business or condition, financial or otherwise, of the Company) and, if such method of disposition is a firm commitment underwritten public offering, all such shares shall have been sold pursuant thereto (not including shares eligible for sale pursuant to the underwriters' over-allotment option).

            (d)   The Company shall be entitled to include in any registration statement referred to in this Section 1.2 shares of Common Stock to be sold by the Company for its own account, except as and to the extent that, in the opinion of the managing underwriter, such inclusion would adversely affect the marketing of the Registrable Securities to be sold. Except for registration statements on Form S-4, S-8 or any successor thereto, the Company will not file with the SEC any other registration statement with respect to its Common Stock, whether for its own account or that of other stockholders, from the date of receipt of a notice from requesting holders requesting sale pursuant to an underwritten offering pursuant to this Section 1.2 until the completion of the period of distribution of the registration contemplated thereby.

          1.3.    Incidental Registration.    If the Company at any time proposes to register any of its securities under the Act for sale to the public, whether for its own account or for the account of other security holders or both (except with respect to registration statements on Forms S-4, S-8 or another form not available for registering the Registrable Securities for sale to the public), each such time it will give written notice to all holders of outstanding Registrable Securities of its intention so to do. Upon the written request of any such Holder, received by the Company within twenty (20) days after the giving of any such notice by the Company, to register any of its Registrable Securities, the Company will use best efforts to cause the Registrable Securities as to which registration shall have been so requested to be included in the securities to be covered by the registration statement proposed to be filed by the Company, all to the extent requisite to permit the sale or other disposition by the holder of such Registrable Securities so registered. In the event that any registration pursuant to this Section 1.3 shall be, in whole or in part, an underwritten public offering of Common Stock, the number of shares of Registrable Securities to be included in such an underwriting may be reduced if and to the extent that the managing underwriter(s) advise the Company that such inclusion would adversely affect the marketing of the securities to be sold by the Company therein, provided, however, that such number of shares of Registrable Securities shall not be reduced if any shares are to be included in such underwriting for the account of any person other than the Company or requesting holders of Registrable Securities, and provided, further, however, that in no event may less than ten percent (10%) of the total number of shares of Common Stock to be included in such underwriting be made available for shares of Registrable Securities unless the managing underwriter(s) shall advise the Company that such level of participation would materially adversely affect the offering price or its ability to complete the offering and shall specify the number of shares of Registrable Securities which can be included in the registration and underwriting without such an effect.

          1.4.    Obligations of the Company.    Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

            (a)   Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use best efforts to cause such registration statement to become and remain effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days (provided, however, that the period of distribution of Registrable Securities in a firm commitment underwritten public offering shall be deemed to extend until each underwriter has completed the distribution of all securities purchased by it).

            (b)   Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to keep such registration statement effective for the period specified in paragraph (a) above and to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement in accordance with the sellers' intended method of disposition set forth in such registration statement for such period.

            (c)   Furnish to the Holders and to each underwriter such numbers of copies of a registration statement and a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the public sale or disposition of the Registrable Securities covered by such registration statement.

            (d)   Use best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, or in the case of an underwritten public offering, the managing underwriter; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

            (e)   In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

            (f)    Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

            (g)   Use its best efforts to list the Registrable Securities covered by such registration statement with any securities exchange on which the Common Stock of the Company is then listed.

            (h)   Provide a transfer agent and registrar for all such Registrable Securities, not later than the effective date of such registration statement.

            (i)    If the offering is underwritten and at the request of any seller of Registrable Securities, use its best efforts to furnish on the date that Registrable Securities are delivered to the underwriters for sale pursuant to such registration: (i) an opinion dated such date of counsel representing the Company for the purposes of such registration, addressed to the underwriters and to such seller, stating that such registration statement has become effective under the Act and that (A) to the best knowledge of such counsel, no stop order suspending the effectiveness thereof has been issued and no proceedings for that purpose have been instituted or are pending or contemplated under the Act, (B) the registration statement, the related prospectus and each amendment or supplement thereof comply as to form in all material respects with the requirements of the Act (except that such counsel need not express any opinion as to financial statements contained therein) and (C) to such other effects as reasonably may be requested by counsel for the underwriters or by such seller or its counsel and (ii) a letter dated such date from the independent public accountants retained by the Company, addressed to the underwriters and to such seller, stating that they are independent public accountants within the meaning of the Act and that, in the opinion of such accountants, the financial statements of the Company included in the registration statement or the prospectus, or any amendment or supplement thereof, comply as to form in all material respects with the applicable accounting requirements of the Act, and such letter shall additionally cover such other financial matters (including information as to the period ending no more than five business days prior to the date of such letter) with respect to such registration as such underwriters reasonably may request.

            (j)    Advise each selling Holder of Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for such purpose and promptly use all reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued.

            (k)   Cooperate with the selling Holders of Registrable Securities and the managing underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold, such certificates to be in such denominations and registered in such names as such Holders or the managing underwriters may request at least two (2) business days prior to any sale of Registrable Securities.

          In connection with each registration pursuant to Section 1 covering an underwritten public offering, the Company and each participating Holder of Registrable Securities agree to enter into a written agreement with the managing underwriter selected in the manner herein provided in such form and containing such provisions as are customary in the securities business for such an arrangement between such underwriter and companies of the Company's size and investment stature.

          Notwithstanding the provisions of Section 1.4, the Company's obligation to file a registration statement, or cause such registration statement to become and remain effective, shall be suspended for a period not to exceed 90 days in any twelve (12) month period if there exists at the time material non-public information relating to the Company which, in the reasonable opinion of the Company, should not be disclosed.

          1.5.    Furnish Information.    It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities. (b) The Company shall have no obligation with respect to any registration requested pursuant to Section 1.2 or Section 1.10 if, other than due to the operation of subsection 1.2(b), the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company's obligation to initiate such registration as specified in subsection 1.2(a) or Section 1.10, whichever is applicable.

          1.6.    Expenses of Registration.    All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 1.2. 1.3 or 1.10, including (without limitation) all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company, fees of the National Association of Securities Dealers, Inc., transfer taxes, fees of transfer agents and registrars, and the reasonable fees and disbursements of one counsel for the selling Holders shall be borne by the Company (provided that the Company's obligation to pay the reasonable fees and disbursements of one counsel for the Holders shall not exceed $20,000 in such registration); provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2.

          1.7.    Delay of Registration.    No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

          1.8.    Indemnification and Contribution.    In the event any Registrable Securities are included in a registration statement under this Section 1:

            (a)   The Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or other federal or state law or otherwise, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of any material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Act, the 1934 Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action as incurred;

    provided, however, that the indemnity agreement contained in this subsection 1.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

            (b)   Each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or other federal or state law or otherwise, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay any legal or other expenses reasonably incurred by any person entitled to be indemnified pursuant to this subsection 1.8(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that, in no event shall any indemnity under this subsection 1.8(b) exceed the gross proceeds from the offering received by such Holder.

            (c)   Promptly after receipt by an indemnified party under this Section 1.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve the indemnifying party of any liability that it may have to the indemnified party hereunder unless such failure materially and adversely prejudices the ability of the indemnifying party to defend such action, and the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.8.

            (d)   If the indemnification provided for in this Section 1.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violations that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations; provided, however, that no such indemnifying party will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered by it pursuant to such registration statement. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. The parties agree that it would not be just and equitable if contribution pursuant to this Section 1.8 were determined by pro rata allocation or by any other method of allocation which does not take into account of the equitable considerations referred to above. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person.

            (e)   Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

            (f)    The obligations of the Company and Holders under this Section 1.8 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

          1.9.    Reports Under Securities Exchange Act of 1934.    With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

            (a)   make and keep public information available, as those terms are understood and defined in Rule 144 under the Act, at all times after ninety (90) days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;

            (b)   use its best efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

            (c)   furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 under the Act (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

          1.10.    Form S-3 Registration.    If at any time (i) a Holder or Holders of Registrable Securities request that the Company file a registration statement on Form S-3 or any successor thereto for a public offering of all or any portion of the shares of Registrable Securities held by such requesting holder or holders, having an aggregate value of $2,500,000 (based on the then current market price), and (ii) the Company is a registrant entitled to use Form S-3 or any successor thereto to register such shares, then the Company shall use best efforts to register under the Act on Form S-3 or any successor thereto, for public sale in accordance with the method of disposition specified in such notice, the number of shares of Registrable Securities specified in such notice. Whenever the Company is required by this Section 1.10 to use best efforts to effect the registration of Registrable Securities, each of the procedures and requirements of Section 1.2 (including but not limited to the requirement that the Company notify all holders of Restricted Stock from whom notice has not been received and provide them with the opportunity to participate in the offering) shall apply to such registration, provided, however, that there shall be no limitation on the number of registrations on Form S-3 which may be requested and obtained under this Section 1.10, and provided, further, however, that the requirements contained in the first sentence of Section 1.2(a) shall not apply to any registration on Form S-3 which may be requested and obtained under this Section 1.10.

  Notwithstanding anything to the contrary in this Section 1.10, the Company shall not be required to effect more than one (1) registration pursuant to this Section 1.10 in any twelve (12) month period or, to effect a registration statement pursuant to this Section 1.10 as to any Holder, if such Holder is then entitled to sell all of the Registrable Securities held by such Holder within any three (3) month period under Rule 144 of the Act.

          1.11.    Assignment of Registration Rights.    The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities who, after such assignment or transfer, holds at least 500,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations), provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 1.12 below by executing an Instrument of Accession in the form of Schedule C hereto. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a partnership who are partners or retired partners of such partnership (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under this Section 1.

          1.12.    Limitations on Subsequent Registration Rights.    From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of two-thirds (2/3) of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 1.2 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his securities will not reduce the amount of the Registrable Securities of the Holders, including the Restricted Person, which is included or (b) to make a demand registration which could result in such registration statement being declared effective prior to the earlier of either of the dates set forth in subsection 1.2(a) or within one hundred twenty (120) days of the effective date of any registration effected pursuant to Section 1.2.

          1.13.    "Market Stand-Off" Agreement.    Each Holder and each Restricted Person hereby agrees that, if requested in writing, during the period of duration specified by an underwriter of Common Stock or other securities of the Company, following the date of the initial sale to the public pursuant to a registration statement of the Company filed under the Act, it shall not, to the extent requested by such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees of Holders who agree to be similarly bound) any securities of the Company held by it at any time during such period except Common Stock included in such registration (including, without limitation, pursuant to this Section 1); provided, however, that;

            (a)   such market stand-off time period shall not exceed 180 days; and

            (b)   all persons entitled to registration rights with respect to shares of Common Stock who are not parties to this Agreement, all other persons selling shares of Common Stock in such offering, all persons holding in excess of 1% of the capital stock of the Company on a fully diluted basis, and all executive officers and directors of the Company shall also have agreed not to sell publicly Common Stock under the circumstances and pursuant to the terms set forth in this Section 1.13.

          In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Investor (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

          1.14.    Termination of Registration Rights.    The obligations of the Company to register shares of Registrable Securities, and the obligations of each Holder and each Restricted Person, under Section 1 shall terminate on the fifth anniversary of the date of a Qualified Public Offering.

        2.    Covenants of the Company.

          2.1.    Delivery of Financial Statements    The Company shall deliver to each Investor who (together with its affiliates) holds a minimum of 100,000 shares of Series A Preferred Stock:

            (a)   as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of shareholders' equity as of the end of such year, and a schedule as to the sources and applications of funds for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles, and audited and certified by independent public accountants of nationally recognized standing selected by the Company;

            (b)   within thirty (30) days of the end of each calendar month, an unaudited income statement and schedule as to the sources and application of funds and balance sheet for and as of the end of such month, in reasonable detail, as well as the number of employees, comparison to monthly budgets and other reasonably requested information; and

            (c)   prior to the end of each fiscal year, a budget and business plan for the next fiscal year, including balance sheets, projected profits and losses and sources and applications of funds statements for such fiscal year.

          2.2.    Inspection.    The Company shall permit each Investor, at such Investor's expense, to visit and inspect the Company's properties, to examine its books of account and records and to discuss the Company's affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information which it reasonably considers to be a trade secret or similar confidential information.

          2.3.    Termination of Information and Inspection Covenants.    The covenants set forth in Section 2.1 and Section 2.2 shall terminate as to Investors and be of no further force or effect upon (i) a Qualified Public Offering, (ii) the Company first becomes subject to the periodic reporting requirements of Sections 13(a) or Section 15(d) of the 1934 Act, or (iii) the date upon which there are no Registrable Securities outstanding, whichever event shall first occur.

          2.4    Right of First Offer.

          Subject to the terms and conditions specified in this Section 2.4, the Company hereby grants to each Investor a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined).

          Each time the Company proposes to offer any shares of, or securities convertible into or exercisable or exchangeable for any shares of, any class of its capital stock ("Shares"), the Company shall first make an offering of such Shares to each Investor in accordance with the following provisions:

            (a)   The Company shall deliver a notice by certified mail ("Notice") to the Investors stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Shares.

            (b)   By written notification received by the Company, within twenty (20) calendar days after receipt of the Notice, each Investor may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Shares which equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of the Series A Preferred Stock then held, by such Investor bears to the total number of shares of Common Stock outstanding as of the date of the Notice (assuming full conversion and exchange of all the then outstanding shares of the capital stock of the Company convertible into or exchangeable for Common Stock) (such proportion hereinafter referred to as such Investor's "Pro Rata Share"). If all of the Shares offered to the Investors are not purchased by the Investors, the Company shall reoffer any remaining Shares to the Investors purchasing their full allotment upon the terms set forth in Sections 2.4(a) and 2.4(b), except that such Investors must exercise or decline such additional purchase rights within ten (10) days after the receipt of such reoffer.

            (c)   If all Shares referred to in the Notice are not elected to be obtained as provided in subsection 2.4(b) hereof, the Company may, during the 60-day period following the expiration of the period provided in subsection 2.4(b) hereof, offer the remaining unsubscribed portion of such Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within 60 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Investors in accordance herewith.

            (d)   The right of first offer in this Section 2.4 shall not be applicable (i) to shares of capital stock (or options, warrants or other rights to purchase or subscribe for such capital stock) issuable or issued to (x) employees, consultants, directors or advisors of the Company pursuant to a stock option plan, restricted stock plan or other similar arrangement approved by the Company's Board of Directors, not to exceed 981,485 shares of Common Stock (subject to adjustment for any stock dividends, combinations, stock splits or recapitalization affecting the number of shares of Common Stock outstanding) less the number of shares of Common Stock (as so adjusted) issued pursuant thereto as of the date of this Agreement, or (y) vendors, financial institutions, equipment leasing companies, lessors or customers of the

    Company pursuant to arrangements approved by the Company's Board of Directors, which approval shall include the approval of no less than two (2) of the Series A Directors, (ii) to a public offering pursuant to an effective registration statement under the Act of the Company's equity securities, (iii) to the issuance of securities pursuant to the conversion, exercise or exchange of convertible, exercisable or exchangeable securities outstanding as of the date of this Agreement, (iv) to the issuance of securities in connection with a bona fide acquisition by the Company of any business or assets or any joint venture or strategic allegiance or similar transaction, the terms of which are approved by the Board of Directors, which approval shall include the approval of no less than two (2) of the Series A Directors, (v) to the issuance of securities in connection with any stock split, stock dividend, combination or other recapitalization of the Company, and (vi) to the issuance of any securities pursuant to any transactions approved by the Board of Directors, which approval shall include the approval of no less than two (2) of the Series A Directors, primarily for the purpose of (a) the purchase of domain names and related trademarks and trade names, (b) joint ventures, licensing or research and development activities, (c) distribution or manufacture of this corporation's products or services or (d) the purchase of advertising placement.

            (e)   Notwithstanding any other provision of this Section 2.4, any Investor may waive his, her or its rights with respect to any particular offer or right given under, or any provision contained in, Section 2.4 by notice in writing to the Company. Additionally, in the event that the Investors holding at least 60% of the shares of Series A Preferred Stock then outstanding elect with respect to any offer covered by, any right given under or any provision contained in, this Section 2.4 by notice in writing to the Company and all other non-waiving Investors, then such waiver shall be binding upon all of the Investors.

          2.5.    Termination of Rights.    The rights set forth in Section 2.4 hereof shall terminate and be of no further force or effect upon the earlier of (i) a Qualified Public Offering, or (ii) the closing of any merger or consolidation of the Company in which the shareholders of the Company immediately prior to such merger or consolidation retain less than fifty percent (50%) of the voting power of the Company immediately following such merger or consolidation. Rights set forth in Section 2.4 hereof shall not apply to either of the terminating events described in the preceding sentence.

        3.    Covenants of Restricted Persons.

          3.1    Right of First Refusal on Dispositions by the Restricted Persons.

            (a)   If at any time any Restricted Person wishes to sell, assign, transfer or otherwise dispose of any or all of his, her or its Shares pursuant to the terms of a bona fide offer received from a third party, such Restricted Person shall submit a written offer to sell such shares of the Company's capital stock (the "Offered Shares") to the Company and the Investors on terms and conditions, including price, not less favorable to the Company and the Investors than those on which he proposes to sell such Offered Shares to such third party (the "Offer"). The Offer shall disclose the identity of the proposed purchaser or transferee, the Offered Shares proposed to be sold or transferred, the agreed terms of the sale or transfer, including price, and any other material facts relating to the sale or transfer. Within twenty (20) calendar days after receipt of the Offer, the Company shall give notice to such Restricted Person of its intent to purchase all or any portion of the Offered Shares on the same terms and conditions as set forth in the Offer. If, for any reason whatever, the Company shall not exercise its right to purchase all of the Offered Shares as provided herein, then each of the Investors shall have the right to purchase, on the same terms and conditions set forth in the Offer, that portion of the Offered Shares which the Company shall not have agreed to purchase from such Restricted Person (all such remaining shares being referred to as the

    "Remaining Offered Shares") to be determined in the manner set forth herein. Each Investor shall have the right to purchase that number of the Remaining Offered Shares as shall be equal to the aggregate Remaining Offered Shares multiplied by a fraction, the numerator of which is the number of issued and outstanding shares of Common Stock then owned by such Investor (including any shares deemed to be beneficially owned by such Investor pursuant to Rule 13d-3 promulgated under the 1934 Act ("Rule 13d-3")) and the denominator of which is the aggregate number of issued and outstanding shares of Common Stock then owned by (including any shares deemed to be beneficially owned pursuant to Rule 13d-3 by) all the Investors (assuming, in each case, full conversion and exchange of all of the then outstanding shares of the capital stock of the Company convertible into or exchangeable for Common Stock). The amount of Offered Shares each Investor or Qualified Transferee, as that term is defined below, is entitled to purchase under this Section 3.1 shall be referred to as such Investor's "Pro Rata Fraction." Each Investor shall have the right to transfer his, her or its right to purchase any Pro Rata Fraction or part thereof to any Qualified Transferee. In the event an Investor does not wish to purchase or to transfer his, her or its right to purchase his, her or its Pro Rata Fraction, then any Investors who so elect shall have the right to purchase, on a pro rata basis with any other Investors who so elect, any Pro Rata Fraction not purchased by an Investor or Qualified Transferee. Each Investor and Qualified Transferee shall act upon the Offer as soon as practicable after receipt from the Company of notice that it has not elected to purchase all of the Offered Shares, and in all events within fifteen (15) calendar days after receipt thereof. Each Investor shall have the right to accept the Offer as to all or part of the Remaining Offered Shares offered thereby. In the event that an Investor shall elect to purchase all or part of the Remaining Offered Shares covered by the Offer, said Investor shall individually communicate in writing such election to purchase to the Restricted Person who has made the Offer, which communication shall be delivered by hand or mailed to such Restricted Person in accordance with Section 4.5 below and shall, when taken in conjunction with the Offer be deemed to constitute a valid, legally binding and enforceable agreement for the sale and purchase of the Remaining Offered Shares covered thereby. If any Investor or Qualified Transferee does not deliver to the Restricted Person within the foregoing 15 calendar day period written notice that it has elected to purchase the Offered Shares, the Investor or Qualified Transferee shall be deemed to have elected not to purchase the Offered Shares.

            (b)   In the event that the Company and the Investors, taken together, do not purchase all of the Offered Shares by a Restricted Person pursuant to and within forty-five (45) calendar days after the Offer, such Restricted Person may sell all, but not less than all, of the Offered Shares at any time within 90 calendar days after the expiration of the Offer, but subject to the provisions of Section 3.2 below. Any such sale of the Offered Shares shall be at not less than the price and upon other terms and conditions, if any, not more favorable to the purchaser than those specified in the Offer. Any Shares not sold within such 90-day period shall continue to be subject to the requirements of a prior offer and re-sale pursuant to this Section 3.

            (c)   For purposes of this Section 3.1, a "Qualified Transferee" of an Investor shall mean any person (i) who is an Investor, (ii) who is an "affiliated person" of an Investor, as that term is defined in the Investment Company Act of 1940, or (iii) who is a partner of an Investor.

          3.2    Right of Co-Sale.    If at any time any Restricted Person wishes to sell, assign, transfer or otherwise dispose of any or all of his, her or its Offered Shares to any person (the "Purchaser") in a transaction which is subject to the provisions of Section 3.1 hereof and subject to the exercise of rights under such Section 3.1, each Investor shall have the right to require, as a condition to such sale or disposition, that the Purchaser purchase from said Investor at the same effective price per share of Common Stock and on the same terms and conditions as involved in such sale or disposition by the Restricted Person that number of Shares owned (and deemed to be beneficially owned under Rule 13d-3) by such Investor as is equal to the product of the number of Offered Shares that the Restricted Person wishes to sell, assign, transfer or dispose to the Purchaser of multiplied by a fraction, the numerator of which is the number of issued and outstanding Shares of Common Stock then owned by such Restricted Person or such participating Investor (including any Shares deemed to be owned under Rule 13d-3) and the denominator of which is the aggregate number of issued and outstanding Shares of Common Stock held by (including any Shares deemed to be held pursuant to Rule 13d-3 by) the Restricted Person and all of the participating Investors (assuming, in each case, full conversion and exchange of all the then outstanding Shares convertible into or exchangeable for Common Stock). Each Investor wishing so to participate in any such sale, assignment, transfer or disposition shall notify the selling Restricted Person of such intention as soon as practicable after receipt of the Offer made pursuant to Section 3.1, and in all events within twenty (20) calendar days after receipt thereof. In the event that an Investor shall elect to participate in such sale, assignment, transfer or disposition, said Investor shall individually communicate such election to the selling Restricted Person in accordance with Section 4.5. The Restricted Person and/or each participating Investor shall sell to the Purchaser all, or at the option of the Purchaser, any part of the Offered Shares proposed to be sold by them at not less than the price and upon other terms and conditions, if any, not more favorable to the Purchaser than those originally offered; provided, however, that any purchase of less than all of such Shares by the Purchaser shall be made from the Restricted Person and/or each participating Investor on a pro rata basis based upon the foregoing calculation. The selling Restricted Person or Investor shall use his, her or its reasonable efforts to obtain the agreement of the Purchaser to the participation of the participating Investors in the contemplated sale, and shall not sell any Shares to such Purchaser if such Purchaser declines to permit the participating Investors to participate pursuant to the terms of this Section 3. The provisions of this Section 3.2 shall not apply to the sale of any Shares by a Restricted Person to the Company or an Investor pursuant to Section 3.1. If any Investor does not deliver to the Restricted Person within the foregoing 20-calendar day period written notice that it has elected to exercise its rights under this Section 3.2, the Investor shall be deemed to have elected not to exercise such rights.

          3.3    Exempt Transfers.

            (a)   Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 3 shall not apply to: (a) any transfer, assignment or disposition of Shares by a Restricted Person by gift or bequest or through inheritance to, or for the benefit of, any member or members of his or her immediate family (which shall include any spouse, lineal ancestor or descendant or sibling) or to a trust, partnership, limited partnership or limited liability company for the benefit of such members; (b) any transfer, assignment or disposition of Shares by a Restricted Person to a trust in respect of which he or she serves as trustee, provided that the trust instrument governing said trust shall provide that such Restricted Person, as trustee, shall retain sole and exclusive control over the voting and disposition of said Shares until the termination of this Agreement or such Restricted Person's death, whichever the earlier to occur; and (c) any repurchase of Shares by the Company pursuant to agreements under which the Company has the option to repurchase such shares upon the occurrence of certain events, including termination of employment.

            (b)   In the event of any such transfer, assignment or disposition, the transferee of the Shares shall hold the Shares so acquired with all the rights conferred, and subject to all the restrictions imposed, by this Agreement, and as a condition to such transfer, assignment or disposition, each such transferee shall execute and deliver an instrument of accession in the form of Schedule C hereto agreeing to be bound by the provisions of this Agreement, as if such transferee was a Restricted Person.

            (c)   Notwithstanding anything in this Section 3 to the contrary, the provisions of this Section 3 shall not apply to the sale of any securities to the public in connection with a Qualified Public Offering.

          3.4.    Legend.

            (a)   Each certificate representing shares of stock now or hereafter owned by a Restricted Person or issued to any person in connection with a transfer to a third party by a Restricted Person shall be endorsed with the following legend:

      THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN INVESTORS' RIGHTS AGREEMENT BY AND BETWEEN THE SHAREHOLDER, THE CORPORATION AND CERTAIN HOLDERS OF STOCK OF THE CORPORATION. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.

          3.5.    Termination of Rights.    The rights set forth in this Section 3 shall terminate and be of no further force or effect upon the earlier of (i) a Qualified Public Offering, (ii) the closing of any merger or consolidation of the Company in which the voting shares of the Company immediately prior to such merger or consolidation represent less than fifty percent (50%) of the voting power of the voting shares of the Company or the resulting or surviving entity immediately following such merger or consolidation., or (iii) the closing of any sale, license, lease or other disposition of all or substantially all of the assets of the Company, other than a sale, license, lease or other disposition to a wholly-owned subsidiary of the Company.

        4.    Miscellaneous

          4.1.    Successors and Assigns.    Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. The Company shall amend Schedule A and Schedule B as necessary (which amendments shall not require the consent of the holders of Registrable Securities in accordance with Section 4.7) to include any successor or assign of an Investor or any successor or permitted assign of a Restricted Person upon the execution by such successor or assign of an instrument of accession, in the form of Schedule C hereto.

          4.2.    Governing Law.    This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

          4.3.    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          4.4.    Titles and Subtitles.    The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

          4.5.    Notices.    Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be sent to the address/fax number indicated for such party on the signature page hereof or an instrument of accession attached in the form of Schedule C hereto, as appropriate (provided that any party may at any time change its address/fax number for notice by providing ten (10) days advance written notice to the other parties), and shall be deemed effectively given upon (i) personal delivery to the party to be notified, (ii) the time of successful facsimile transmission to the party to be notified, (iii) one (1) day following sending by reputable overnight delivery service or (iv) five (5) days following deposit with the United States Post Office, by registered or certified mail, postage prepaid.

          4.6.    Expenses.    If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

          4.7.    Amendments and Waivers.    Except as otherwise set forth herein, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of at least two-thirds (2/3) of the Registrable Securities then outstanding, provided that any amendment that adversely affects the rights, obligations or interests of a Restricted Person hereunder shall require the written consent of such Restricted Person, and provided further that no amendment or waiver of (a) Section 3.1, Section 3.2 or Section 3.3 will be effective against a Restricted Person hereunder without the written consent of such Restricted Person, and (b) the minimum number of shares of Series A Preferred Stock set forth in Section 2.1 will be effective against Steamboat Ventures, LLC hereunder without the written consent thereof. Subject to the forgoing, any amendment or waiver effected in accordance with this Section 4.7 shall be binding upon each holder (and future holder) of any Registrable Securities then outstanding (whether or not such holder in fact consented to such amendment or waiver) and the Company.

          4.8.    Severability.    If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

          4.9.    Aggregation of Stock.    All shares of Registrable Securities held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

          4.10.    Entire Agreement.    This Agreement (including the Exhibits hereto, if any) constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

          4.11.    Additional Parties.    The Company shall cause each of its employees, consultants, directors and advisors who shall, after the date of this Agreement, acquire any Shares, to become a party to this Agreement, as if he, she or it was a Restricted Person, by executing an instrument of accession in the form of Schedule C hereto, in which event such person shall become bound by the terms of this Agreement and shall be deemed a Restricted Person hereunder, provided, however, that the Company shall not be required to take any action that would result in the loss of its exemption under California Code Section 25102(o) related to its employee stock option plans. The Company shall not issue any Shares to such employees, consultants, directors or advisors, nor transfer on its books any Shares which are subject to this Agreement, unless the provisions of this Section 4.11 or Section 3.3, as the case may be, have been complied with in full. Any purported transfer of Shares without full compliance with the provisions of this Agreement shall be null and void. Any Investor may transfer Shares to any Person provided that the transferee of the Shares shall hold the Shares so acquired with, subject to Section 1.11, all the rights conferred by, and subject to all the restrictions imposed by, this Agreement, and as a condition to such transfer each such transferee shall execute and deliver an instrument of accession in the form of Schedule C hereto agreeing to be bound by the provisions of this Agreement, as if he, she or it was an Investor. The Company shall amend (which amendments shall not require the consent of the holders or Registrable Securities in accordance with Section 4.7) (a) Schedule B to include any additional Restricted Person or to reflect any permitted transfer by a Restricted Person and (b) Schedule A to reflect any transfer by an Investor, upon the execution by such Restricted Person or transferee, as the case may be, of an instrument of accession, in the form of Schedule C hereto.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

FASTCLICK.COM, INC., a California corporation
	By:	/s/ Kurt Johnson Kurt Johnson, Chief Executive Officer
Address:	360 Olive Street Santa Barbara, CA 93101
INVESTORS:
HIGHLAND CAPITAL PARTNERS VI LIMITED PARTNERSHIP
	By:	Highland Management Partners VI Limited Partnership, its General Partner
	By:	Highland Management Partners VI, Inc., its General Partner
	By:	/s/ Bob Davis Authorized Officer
HIGHLAND CAPITAL PARTNERS VI-B LIMITED PARTNERSHIP
	By:	Highland Management Partners VI Limited Partnership, its General Partner
	By:	Highland Management Partners VI, Inc., its General Partner
	By:	/s/ Bob Davis Authorized Officer
HIGHLAND ENTREPRENEURS' FUND VI LIMITED PARTNERSHIP
	By:	HEF VI Limited Partnership, its General Partner
	By:	Highland Management Partners VI, Inc., its General Partner
	By:	/s/ Bob Davis Authorized Officer
OAK INVESTMENT PARTNERS XI, LIMITED PARTNERSHIP
	By:	Oak Associates XI, LLC, its General Partner
	By:	/s/ Fredric W. Harman Managing Member
[Signature Page to Investors' Rights Agreement]

STEAMBOAT VENTURES, LLC
By:	/s/ John Ball
Name:	John Ball
Title:	Managing Director
STEAMBOAT VENTURES MANAGER, LLC
By:	/s/ John Ball
Name:	John Ball
Title:	Managing Director
RESTRICTED PERSONS:
/s/ Jeff Pryor Jeff Pryor
Address:
960 Camino Del Rio
Santa Barbara, CA 93110
/s/ David Gross David Gross
Address:
753 Walcott Ave.
Ventura, CA 93003
/s/ Stephen Szu-chien Chang Stephen Szu-chien Chang
Address:
7371 Freeman Pl Unit B
Goleta, CA 93117
/s/ Kurt Johnson Kurt Johnson
Address:
4731 Paseo Maravilla
Camarilla, CA 93012
/s/ Jeffrey Hirsch Jeffrey Hirsch
Address:
1306 Morrison St.
Santa Barbara, CA 93103
/s/ Fred Krupica Fred Krupica
Address:
121 Calle Palo Colorado
Santa Barbara, CA 93105

/s/ James Aviani James Aviani
Address:
170 Olive Mill Road
Santa Barbara, CA 93108
/s/ Shayne Mihalka Shayne Mihalka
Address:
2590 Bayshore
Ventura, CA 93001
Barry Anderson
Address:

/s/ Alexis Weaver Alexis Weaver
Address:
39 E. Calle Crespis
Santa Barbara, CA 93105

SCHEDULE A

INVESTORS

Highland Capital Partners VI Limited Partnership
Highland Capital Partners VI-B Limited Partnership
Highland Entrepreneurs' Fund VI Limited Partnership
Oak Investment Partners XI, Limited Partnership
Steamboat Ventures, LLC
Steamboat Ventures Manager, LLC

SCHEDULE B

RESTRICTED PERSONS

Jeff Pryor
David Gross
Stephen Szu-chien Chang
Kurt Johnson
Jeffrey Hirsch
Fred Krupica
James Aviani
Shayne Mihalka
Barry Anderson
Alexis Weaver

SCHEDULE C

FASTCLICK.COM, INC.

INSTRUMENT OF ACCESSION

        The undersigned,                        , as a condition precedent to becoming the owner or holder of record of                         (            ) shares of the                         Stock, no par value, of Fastclick.com, Inc., a California corporation (the "Company"), hereby agrees to become an [Investor/Restricted Person] under that certain Investors' Rights Agreement dated as of September     , 2004 by and among the Company and the other parties thereto. This Instrument of Accession shall take effect and shall become an integral part of, and the undersigned shall become a party to and bound by, said Investors' Rights Agreement immediately upon execution and delivery to the Company of this Instrument.

        IN WITNESS WHEREOF, this INSTRUMENT OF ACCESSION has been duly executed by or on behalf of the undersigned, as a sealed instrument under the laws of the State of California, as of the date below written.

Signature:

(Print Name)
Address:

Date:
Accepted:
FASTCLICK.COM, INC.
By:
Name:
Title:
Date:

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FASTCLICK.COM, INC. INVESTORS' RIGHTS AGREEMENT September 27, 2004